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In connection with the proposed acquisition referred to herein, GTECH has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will file a definitive proxy statement and other documents with the SEC. We urge shareholders to carefully read the definitive proxy statement and any other documents filed with the SEC when they become available because they contain important information about GTECH, the proposed merger and related matters. A copy of the definitive proxy statement will be sent to shareholders seeking their approval of the proposed merger. Shareholders also will be able to obtain a copy of the definitive proxy statement (when available) and other documents filed by GTECH free of charge at the SEC’s web site, http://www.sec.gov, or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, documents filed by GTECH can be obtained by contacting GTECH at the following address and telephone number: GTECH Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817, Attention: Investor Relations Director, Telephone: 401-392-1000, or from GTECH’s website, http://www.gtech.com/.
GTECH and its officers, directors and certain other employees may be soliciting proxies from GTECH shareholders in favor of the proposed merger and may be deemed to be “participants in the solicitation” under the rules of the SEC. Information regarding GTECH’s directors and executive officers is available in its proxy statement filed with the SEC on June 24, 2005. Other information regarding the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation is set forth in the preliminary proxy statement and will be set forth in the definitive proxy statement (when it becomes available) relating to the proposed merger.
This document shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any state or jurisdiction in which such offer would be unlawful. No securities referred to herein will registered under the U.S. Securities Act of 1933, as amended, and therefore no such securities may be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. No securities referred to herein will be publicly offered in the United States. This document is not a solicitation of a proxy from any security holder of GTECH

THE FOLLOWING TRANSCRIPT AND PRESENTATION RELATE TO A COMPANY WIDE MEETI NG HELD ON JANUARY 20, 2006. A VIDEO REPLAY OF THIS MEETING, TOGETHER WITH THE RELATED PRESENTATION, WILL BE MADE AVAILABLE ON GTECH’S INTERNAL WEBSITE ON AND AFTER FEBRUARY 28, 2006.
GTECH CORPORATION
Moderator: Bruce Turner
January 20, 2006
12:15 pm CT

Donald R. Sweitzer:	Welcome everybody, obviously, for this very exciting company wide meeting. For those of you who can’t see me, who are on the phones, this is Don Sweitzer speaking. You will shortly hear from Bruce.

This is obviously a very exciting meeting for all of us here. We are broadcasting from the GTECH cafeteria here in West Greenwich. And we’re joined by videoconference from our colleagues in Moncton, Warsaw, Austin, and Coventry. And you can see them — all the folks here at GTECH — you can see all of our colleagues who are listening and watching, in those four locations.

There are also hundreds of employees who are hooked into us by the Web, and hundreds more who are dialing in from all over the world for this meeting this morning.

Let me welcome my colleagues from the senior staff, and (Susan Little), who is a spouse who is here. I didn’t know she was here this morning. And welcome all of you, to this very exciting day.

Let me do a couple of housekeeping things so that we can comply with all the things we need to. Please know that there are three main exits to this room — the ones that most of this came in through, right over here, the one back to my right over here, that leads out to the open area there. And then there is another exit here right to the right of the stage.

There are also two Rhode Island fire fighters in the room as part of the regulations and so, in Rhode Island. There are two fire fighters in the room, with us here, in case there is any kind of a problem, of which we, of course, don’t expect to have. But just be aware of the exits and so on.

After Bruce and Lorenzo speak, we do have some microphones here so that anybody who may want to ask questions of Bruce or Lorenzo after they both make their remarks, please do so.

If you do want to talk though, have one of our colleagues bring the microphone to you, not just for the benefit of everybody here in this room but for our colleagues that are watching.

And we know that we need the microphones even for those of us with big mouths, which we all figured out two weeks ago here in this room. But we won’t go into all that today.

You are shortly going to hear from Lorenzo Pellicioli but right now, you’re going to hear from our leader , a guy who has led us through some tough times here at GTECH several years ago. But we’re all very happy to be able to say and to know for the last several years that he has led us through some wonderful times in this company, and some successful times in this company.

And we’re now embarking on another very exciting adventure and as coincidence would have it, we’re having this discussion on the day celebrating on which we are celebrating the 25th anniversary of the founding of this company.

And it’s a very exciting day, and to explain it all I will give you to the boss, Bruce Turner.

W.Bruce Turner:	It is a very exciting time. Maybe I should say, “Bon giorno.” And ask if anyone has gotten any voice mail messages from me lately. That was a big “Ah, ... .” But it worked out okay. Murphy’s law.

But you know, it is a very exciting time. I want to give you a little bit of background. Obviously, it is good to be back, Jaymin and I have been on the road, meeting many of our new investors. I have now discovered the paparazzi, in Italy. And I have to admit it was an amazing experience.

We had a press conference on the Tuesday of the announcement, 12 days ago/13 days ago, and there must have been a hundred people from the media there. I was quite surprised. I said, “Well this is a big transaction, okay.”

The photographers were everywhere. Again, I’m thinking to myself, it must just be an Italian thing. And so it’s really kind of you know, there’s a lot of energy, a lot of excitements. And so as we sit down, Lorenzo turns to me and says, “So, how does it feel to be the largest American company that has ever been purchased by an Italian company in history?”

And I said, “Oh, well. That — I didn’t know that,” and he goes, “Oh, by the way, you’re also the first American CEO of an Italian public company in history, but there’s no pressure.” So — and that was the start for the last ten days.

Some background, here before I talk, just a little bit about our new colleagues whom we’re very excited about. I want to talk to you also just a little bit about some things that have evolved for us as a company. Certainly as Don pointed out, this is our 25th anniversary. We are now at phase one, chapter 2. We also, in looking at possibilities as you know, a public company, had many different choices.

We were not looking to sell the company, that was never a goal but as all of you know, we talked about this before. As a public company, that’s always an asset and something that maybe others would want. And it’s because of all of the work that you and our colleagues worldwide have done in creating something that is very unique and very special.

While the full details will be disclosed after the U.S. Securities and Exchange Commission has reviewed the various formal documents that we must submit to them, we were approached actually in May of this last year — April to be more specific — by a group of private equity investors.

And they were forming a consortium and they wanted to, in their terms, take the company private in what would have been a leveraged buyout. We weren’t really looking to do that either, but that did cause us to go into a review process and mode, about what are our choices as a company.

What is the right thing to do? How do we ensure the long-term viability of GTECH? How do we provide opportunity for our people around the world and how do we ensure that we will always be the market leader that we have been able to be so far?

So we went through a wide range of possibilities and choices, as we must. We’d already started, actually, a dialogue — Lorenzo and I had. It started over a year ago. At that point, it was very informal, more about people than anything else, about cultures and whether or not we had alignment, if we thought our companies might get together, under what circumstances they might get together. And that was all informal.

As a result of that approach, we had in May, that started our board of directors off in a different path. The discussions that we had previously had, seemed to change. And they did change. Lorenzo ‘ s parent company, the De Agostini Group, was invited in to the discussion with the private equity firms in the United States, and that discussion ensued.

As that progressed, we also evaluated lots of other possibilities, lots of strategic parties, other ones all around the world, a lot of people interested in this company. Many other private equity firms looked at us very carefully. That’s why — of course, some of you just thought that the senior staff was just on extended vacation all summer long because we were never here. And then people started saying, “Why are you guys coming into the office in suits and ties everyday? Something is going on.” Well, it was. And that is what was going on.

As that all progressed however, some things became crystal clear, to all this. One of those was that while certainly, GTECH could have been a private company, that was a choice that we had. It would have been a highly leveraged private company, lots of debt, a lot more than we should have had. Yet, those looking at the company thought that was just fine. We didn’t agree.

It also became crystal clear, as those discussions continued that the folks at the De Agostini Group and Lottomatica were very interested in combining our respective companies, to create something special

And so, as a result of that, after careful review, we decided that it was — it was time to start anew in essence with a new company. And as a result, we announced the transaction that we did.

It’s important to all of us when we look at it because it is a transaction that creates something very, very special. We will be the largest diversified company serving our governments and commercial customers in the world, by a factor of four (unintelligible).

And that is important. It lets us do everything. Lottomatica today is a very successful company they operate the main concession of the Italian national lottery. They are the largest commercial operator of lotteries in the world. So they do what our customers do. And they do it day in and day out, and they do it very well.

Obviously, we do it the other part of that. With all of your great work, and your colleagues around the world, we provide world-class services to governments and to commercial concessions for lotteries worldwide.

So by coming together, we create the preeminent player in the world, without question, and without parallel. And that is very important for us. Because it lets us do many more things. It lets us continue to grow and it lets us to continue to make sure that we always get the best products and services possible for our customers.

And now, we can look them in the eye and say — after we close this transaction and form the new Lottomatica — “We stand in your shoes every day. We understand what your issues are because we experience those.”

And I think that is going to help us. It will certainly give us one very, very large laboratory in Italy with which to try new things, with a commercially minded entity that will ultimately help us.

Let us look at a couple of slides, just for a second, and this is designed mostly to help you — I’m not going to go over this. Can you read that? The lawyers made us do it. Let’s talk a bit about the transaction. And I am not going to go over lots of this. I was reminded by (Bob Vincent) yesterday, he said, “All right, you are out of that analyst mode. So let’s just talk about it.”

Obviously, you are well aware of the details, $35.00 a share. Let’s put that into perspective. For many of us in his room, we are shareholders — that is the highest price that this company has ever achieved. If you also compare it to what seems like forever ago now, just five and a half years ago, in our darkest hour — as the result of the problems in the U.K — we were at a price that was about, just a fraction of where we are today. And the stock is up sixfold, almost sevenfold in that period of time.

So we have done very, very well. And this is a good thing to do. We also have what is called an investment-grade credit rating. What does that mean? The combined company will be considered a financial powerhouse. That is important in providing our customers the stability that they require. And it was very critical. It was not something that the guys with the fancy spread sheets and models in the leveraged buyout community thought much about.

GTECH’s board has that recommended transaction. It has to be approved by our shareholders. There is a formal process that we will follow for that, in the coming weeks. We have other requirements. We have to finance this transaction. Jaymin and I have to go out and help Lorenzo raise almost 5 billion dollars, so that should be a challenge. But I think we can certainly get that done.

A number of other things — we’ll meet with our customers. We are going to start that. We have already started around the world to do that. And we should close this transaction in the middle of the year, probably in June.

Next slide please, (Ted). A little background on Lottomatica. I have already given you some indication here. They are the largest commercial operator of lotteries in the world. Tremendous business, almost 50,000 terminals. Let’s put that in perspective, that is twice the size, almost, of the United Kingdom. It is about two and a half times the size of California, and about four times the size of the state of Florida.

Obviously, they do a full range of services just like we do. All the lottery services that you would expect, they also provide a full range of gaming solution services. So that will be a big business for us as well, within Italy, on a combined basis.

And they do non lottery commercial transaction processing, the same thing that we do in ten countries.

Headquartered in Rome, just amount 1000 of our new colleagues, and they are a public company. So we will effectively substitute our primarily U.S. Shareholders for primarily European shareholders. And GTECH will be a wholly owned subsidiary of the new Lottomatica which will be a public company, based and traded on the Milan Stock Exchange.

A very important part of this is the De Agostini Group, which is a private company with public interest, a very successful company, a family company with over 100 years of experience, will be our controlling shareholder.

They will own 58% of the company they’re committing a lot to this. This is the largest transaction their company has ever done. As I mentioned, this is the largest transaction where an American company has been purchased by an Italian company.

They’re making a big, big bet on us, on what this combination means because it takes them to the world stage. It takes us all to the world stage. And so that is pretty important. And they have placed their trust and confidence in us, as well.

Some quick background on the De Agostini Group and then Lorenzo will probably elaborate more on this. As I said, they are privately held, a very successful, what we would call a conglomerate, diversified holding company. Over 100 years old. Their core businesses come, and their legacy business was within specialty publishing, photography and subscription publications and books, mostly. Insurance business as well.

They own Toro insurance, a very large specialty insurance company domiciled in Italy, primarily the Italians, the Italian market.

They also own Antenna 3, which is a public company in Spain that does media, and communications. But by and large, of all of these businesses their growth vehicle — and Lorenzo will talk more about this — is gaming. And it is the new Lottomatica and GTECH. A big company, almost 6 billion euros of revenue, and very strong cash flows, and worldwide operations.

Actually, Lorenzo, when he walked in this morning he felt good because he saw the flag and that is exactly the same type of thing they have at their headquarters in Italy. So it made him feel right at home. It didn’t hurt that the Italian flag was in the number one spot today, either.

When you talk about what we are, what are we going to do? Well, on a global scale we will be the undisputed world wide leader, we call it the heavyweight champion of the world.

And certainly within Italy, we will be very unique in that we will be one of the very few companies domiciled, with headquarters in Italy that is a worldwide leader. There are very few examples of that and that is a good thing. Because what it means is that we will have the full confidence and support of the Italian government to allow us to bring what we do best to the Italian market place, showcase it for the world and then we will export it everywhere else that we possible can.

Obviously, on lotteries we will have no peer. And gaming solutions, when you can roll up what we do there and look at those companies — International Gaming Technologies is the world leader — we will be running a close second. And it is our expectation that one point in time in the future, we will overtake IGT as well, in terms of our aggregate size and capabilities.

We also can leverage what we do in commercial services which has been very successful. Our colleagues in Poland, particularly have had great success with (Polcard) and BillBird. And we have been working hard across the world to try and get our lottery customers to do more, to leverage their networks. We have the (capabilities) and we are ready to do that now. It is exactly what Lottomatica does in Italy, very successfully today.

In aggregate, we’re going to be a bigger company. We were big, we’re going to be really big. Almost $2 billion in revenue, in cashflows, almost $850 million. That is a lot of firepower. And we have the commitment of our controlling shareholder in De Agostini; that is their expectation that we will take that firepower and we will re-deploy it and continue to do acquisitions around the world to further build out our business.

So, we have a lot of work to do. Finally, let’s talk a little bit about sort of, continuity. Obviously, they have asked us to continue, they have asked me to become CEO of the company. I think I need to learn Italian real quickly. And I will do that. And all of the leadership at GTECH will continue. We will continue to be the U.S. Company that we are. And GTECH will continue to provide services around the world to our customers. That will be unchanged.

All of our senior leadership stays in place. And we don’t expect there to be any meaningful disruptions around the workforces because they truly are mutually complimentary. So don’t expect much change there. Rhode Island is going to stay right here. This will be the U.S. Headquarters and we will also have a Rome headquarters.

But we don’t expect to see a whole lot of changes or disruptions, no meaningful changes at all in terms of benefits, and that kind of thing. It’s going to be, from our perspective, business as usual, on a grander scale, with greater capabilities, and greater potential. So we really have a — this is an exceptional, exceptional transaction.

It is one that is creating something special. It is the beginning of a new adventure for all of us. And one that I think that we can have a lot of fun doing. Certainly, it will be important for all of us, and these activities begin right away, to embrace our new colleagues in Italy and share with them. We will start to do that right away. I think many of you will be involved in that, either directly or indirectly.

Some of the products and services that we have today will be offered immediately in the Italian market place. I expect that we’re going to ramp up (ITV) and production pretty quickly because they’re looking at adding that in the Italian market place. It doesn’t exist there today. And we will look at other products and services.

We’re hopeful that, particularly in our gaming machine operations, both in Spielo and soon (Atronic) in Germany, that we will be able to ramp up production there, to service the Italian market place in what should be a great opportunity. So more to come, a lot of good stuff.

That is all I’m going to say right now and at this time, I would like to warmly welcome someone that I’ve come to know quite well over the last year, the CEO of De Agostini Group, Lorenzo Pellicioli.

Lorenzo Pellicioli:	Thank you Bruce. Thank you to all of you. I have to say that I am quite moved and quite excited to making the speech so I hope — I will try to be effective.

I think that Bruce has already presented the reasons behind this transaction and why it is good for you and for us it’s et cetera, et cetera. Probably my task today is try to give you a feeling for who we are at De Agostini and who I am, also try to share with you why we thought this was a very important strategic move for us.

First of all, De Agostini — Bruce has already told you that De Agostini is a group owned by two families, actually they have two names but they are cousins, the Boroli family and the Drago family, so they come from the same group of families. And they are led by the chairman of De Agostini Group, Marco Drago. And the company is older than one century.

It has been founded by a guy called De Agostini, who wasn’t a member of the family who was just a partner. And he decided to sell to the other partners and probably his family is not so happy today. But it is an old story. But it is old story.

The group started out as a publishing group, actually it was a publishing group up to of 1997 when the group decided to invest in the privatization of the Italian yellow pages. I didn’t know the group before. I was appointed at that time, the CEO of the Italian yellow pages. And the group was investing in the Italian yellow pages together with a consortium of private equities.

We had been very good at exploiting the Internet bubble so we bought it in 1997 (unintelligible) and we sold it at (72,000) as a result of the internet bubble; so we made 20 times our money.

And the group ended up having a couple of billion euro to invest. At that time, the families took a very important decision in my view. Because they could have said, okay, we have a lot of money let’s continue to do our successful but limited in size publishing activity. Let’s give the money back into the private company. Let’s give the money back to the shareholders so they can enjoy it in boats, houses and whatever.

On the contrary, Marco was so good, Marco Drago, to convince all of them that there was a way to use this successful but lucky transaction - because nobody denied that this kind of transaction was really due to this strange phenomenon that the Internet bubble was — so Marco was good to convince them to use this lucky transaction to build a bigger group, a more diversified group.

We started acquiring companies and building up what has been called a conglomerate or a diversified group. First we’ve bought Lottomatica after we bought Antenna 3 and later on we bought Toro. All of them are (listed) companies so we are the controlling shareholder of (these listed companies). The size of the group comes from (this).

The group is based in Novara. Don provided me yesterday night with information about the state of Rhode Island and about Providence. Actually, I passed by and visiting Providence about ten years ago with my family on a trip in New England. I didn’t sleep here. I (eat so and so) (unintelligible), I have to say. Now we are getting better, but ten years ago. Ten years ago was so-so.

Anyhow, I realized from the information that Don gave to me that Providence is the same size as Novara and the province of Novara is the same size as Rhode Island. And today, arriving here, as I am arriving, I felt at home because I saw the flags.

And the group is, the traditional publishing group, is a very international. We publish in 30 countries, and 13 languages. We are run by Marco Drago. He was the man behind this revolution. So he is so proud of it that he decided in Novara, to put flags everywhere of all these countries. So I call him immediately on arriving here and I say, “I feel at home here because,”

because of — I mean, it was a little flattering because of the flag and due to the fact that — but it is true, so, I felt at home.

Due to the size of the town, due to (unintelligible), and due to the fact that the (unintelligible) is a small town if you want to compare, with our area and so that I don’t know, psychologically, make me feel more comfortable to go over (unintelligible), which is this as Bruce told. I don’t know that I will qualify it as a bet, (unintelligible) can say a bet, but a big move for us.

Who I am, I started out my career in publishing activity, actually more in advertising. I was in charge of advertising (unintelligible) of the Italian newspaper. In 1990, I moved to Miami. My last child is born in Miami so she is an American citizen. And after I move back to Italy — I moved back to Italy after to France. And in 1997, as I told you, I joined directly the group with the Italian yellow pages transaction.

After the Italian yellow pages transaction, I decided to retire. Marco Drago say, “Okay, you are going to be bored. Why don’t you try to — let’s use 100 days a year of your time to take care of the group.” So I started to be a member of all the boards, of all the executive committees of the companies.

And due to the fact that I was talking with Bruce and I was working on this transaction, he convinced me to come back from retirement to become CEO of the group since last November, if I’d remember well. I don’t know if it is good news for me but, anyhow.

It seems to be good news for the group at the moment to the welcome that we got in Italy about the transaction. It was well represented by the excitement that we had at the conference.

I have five children, one (Fillipo) is in Miami. He just took the oath of citizenship so he is American. The second one (Federica) is a lawyer she is now in Barcelona. The third one, (Anna) is going to marry an American in July. She is teaching now in D.C., English as a second language. Ironically enough, for an Italian girl. And she didn’t take care of Dad, as you can understand from my English. But, so — no blame on her.

After, there is (Ludiwica), (Ludiwica) is going to an American college in upstate New York. And the last one, (Lorenza) is with us in Paris. I live in Paris. And I commute to Novara from Paris, Paris France. She is with us in Paris and she goes to the American school in Paris. She is American. She is born in Miami. And probably she is going to go to a college, so probably somehow, some where, some when, I have to move to the U.S., because soon it will be almost all of them.

I don’t know if — my family could argue, “Did you consider to buy GTECH for that?” No. Not at all, not at all. So why the transaction? After having bought Toro, the Italian insurance company, we said to ourselves, now the diversification is done. Now we are active in publishing, media, insurance and gaming. Now it is time to use the cash flow, the balance sheets, the money that these companies are producing to help themselves to grow.

And we ask all the management teams of all the companies to indicate to us opportunities. Due to the positioning of the different companies, Lottomatica was better positioned than anybody else, to become the growing (unintelligible) of the group. Of course, to do it we had to consider an alliance, to become something bigger, of us.

And (unintelligible), as it has been pointed out by Bruce, we are very good, if I can, with Lottomatica in Italy. But we are a very domestic company. We are a single country, a single, almost single contract, how you would say “Contract.”

That one country, is concerning the group. Was indeed, concerning the group. We don’t like to be too much dependent by the Italian economy. Nothing against the Italian economy, sometimes it is good and sometimes it isn’t. But it’s better in terms of diversifying risk approach to be more international rather than to be domestic. This has been part of the mission of the group, as I mentioned before. As it was during publishing group, this was part of our strategic guidelines that we approved last October.

So that is the reason, because the idea of using the financial power of Lottomatica to become more international, was very important to us. GTECH came out at the top of the list. My concern was that it was a big decision.

We don’t have the internal capability to run this company because we are very good at our domestic business. On the contrary, GTECH is an international company so before meeting Bruce, when I was studying the idea, (unintelligible), my concern was can we do it?

There is only one way, we answered to ourselves, to do it, if the management of GTECH is good. Performance is — and not only good, but also with common vision, also if we can project, plan, define something for the future together. The performance is well there so before meeting them, I was saying, okay if they are good to deliver. They are good to deliver not only the fundamentals of the company, and they are able also to deliver in the (focus changes) et cetera.

But of course, it was a critical point, to have — I would say — some good feeling and being sure of sharing the vision, sharing the profit, sharing the future. And that is how we started to talk. As we did it, with no pressure, we tried to understand if the vision was in common, if the strategy was shared, et cetera, et cetera.

And to the process, that Bruce has described, we reached the conclusion that it was the transaction, I would say, of our lives, from the De Agostini point of view.

When we almost ready to do it, I went back to the family, I asked Marco Drago, here we have — This is not a (unintelligible) decision. It must be a unanimous decision of the shareholders. Today the shareholder (unintelligible) they have a lot of children. It is becoming also a public company, almost a public company, next Generation, they will be 100.

And so — but we had a very interesting meeting, very clear, presenting to them how important it was for us and how big was the move and the decision was unanimous. So we went back from the shareholders’ meeting to the board, which was (unintelligible) Marco at that time, and we’ve got the approval of the board. So for us, it is very important. But we are very confident.

And if I can share with something with you, that is very recent, after these two weeks of working together with Bruce and Jaymin and with the leadership of GTECH, we are more confident than we were before. And we were already a lot confident, that this would work out very well. We are counting a lot on this transaction. We are counting a lot on GTECH.

We have done everything I think we have to do in terms of putting additional money for — the group will invest another 800 million euros, which are more less 1 billion and something dollars to (unintelligible) at the capital increase.

So this is really the (unintelligible) of the group, of which we will invest more in the future. I guarantee also, and our common strategy there is also the commitment from the group that if we need additional acquisitions, if we need to do something to support the growth, to be ready put additional money on the table, so that from our side that is something on which we are really, really committed.

So now the ball is in your court, as you say, I think. And we will — I can go back to preparing myself for the next retirement. So thank you to all of you.

W. Bruce Turner:	Okay. What we would like to do it — (Angela) is going to keep us on here. Obviously, we have colleagues around the world that are tied in the there throughout the Web or on phones in cetera and all of you guys here. So Lorenzo and I it would be happy to take any questions.

Operator:	At this time if you would like to ask a question via the phone please press star then the number one on your telephone keypad. To withdraw your question, press the pound key.

Man:	Are there any plans to replace the hardware in Italy with GTECH (line of) products?

W. Bruce Turner:	Well that’s a great question. And I’ll tell you the good news and the bad news. This good news is we’re — we’ll carefully evaluate their software architecture — they’ve done it themselves — to see if it makes sense.

Obviously we’re going to, you know, this would be a (mapted) conversion if we were to go in that direction. We’ll offer — we’ll look at that carefully. They are very interested in the — immediately in the ITDMs that we provide and also on the VLT.

The bad news— just last year they executed a contract with Olivetti for 40,000 terminals — for their traditional terminal, so also obviously that contract will be honored. Certainly as they span the distribution network, you know, we’ll work to do some other things. There is some immediate opportunity that we would expect to achieve.

We’re going to put our teams together right away to begin looking at those kinds of things. Obviously we’ll continue to respect all our (unintelligible) relationships but we’ve got a great showcase in Italy and we intend to showcase all those things you guys do so well.

Any other questions at all from the floor? That was a good one.

(Chris Mahead):	(Chris Mahead) — as we currently have the opportunity to participate in an employee stock purchase here with GTECH as it is, are we going to have those same type of opportunities for the new company and are we going to have within those opportunities also additional things as employees that we need to be aware of for, you know, government regulations and that type of thing and will we be (advocated) to those?

W. Bruce Turner:	Certainly the primary benefits we all have today won’t change. Now we’re evaluating the employee stock purchase plan. Lottomatica does not have a plan of that type. Haven’t made any final decisions around that at this time, so more to come on that particular topic.

We recognize that for many of you who’ve chosen to participate in that, that’s an important benefit. And, you know, certainly if we’re unable to execute a similar plan as a result of regulations in Italy or other factors then we’ll look to do something else.

Any other questions from the floor at all? Okay here we go. (Katelyn) has one.

Man:	Bruce, with GTECH essentially now not only...

Man:	(Unintelligible).

Man:	Okay.

W. Bruce Turner:	Over here. Angela.

Man:	With GTECH...

W. Bruce Turner:	(Unintelligible).

Man:	...essentially as a service provider and now an operator of lotteries, are there any potential implications going into the future with competitive lotteries that we currently service that may be competitors to Lottomatica for cross jurisdictional betting?

W. Bruce Turner:	Right. That’s a — actually a great question. It’s one that’s very sensitive and we have to think (unintelligible). When you look at the world as we service it today — and this could change — most of our lotteries are either governments, in a few cases commercial concessions. They operate within geographic boundaries — states, province, countries.

We will continue to respect their geographic boundaries. So for instance — I’ll give you for an example. In the United Kingdom obviously we enjoy a very long relationship with Camelot.

And it would be our objective — although we as the new Lottomatica are uniquely qualified to bid if we were to choose to by ourselves, our objective would be as we do in so many other places. We always like to team with strong local partners with experience and strength. Certainly in the case of the U.K example that would be Camelot.

So our goal would be to — within our customers’ existing boundaries, if they — if there are commercial operator opportunities our goal would be to see if we could an appropriate partnership or simply provide services as we do. Now if in the unlikely event that our existing customers choose to go outside of their national boundaries then we will compete with them in those locations.

So by and large I think it probably won’t be an issue but it is a sensitive topic. And we have to be careful about it. We’ve got great relationships. We’ll continue to support those relationships.

Certainly our customers are quite curious about what this may mean. (Less so) our government customers here in the United States who are unlikely ever to go out to a full private concession. Texas is as close as we’ve got and we don’t see any getting closer.

Around the world elsewhere that may be different. Certainly some of the lines are blurring as well, whether it be gaming machines, whether it be the interactive channels, et cetera, some of those clear lines of geographic distinction are starting to blur.

We will position the company to do all the appropriate things in politically acceptable and socially responsible ways — which is what distinguishes us —

to regulated businesses. I’m not going to get into unregulated businesses that compete head to head with our customers. Quite the contrary.

We’ll learn those things. We may buy companies that have special skills that are like those things and then we will package and offer those for our governments around the world. Very good question. Thank you. Any other questions from the floor? Okay.

Angela Wiczek:	Bruce we have a few here from the website. Somebody wants to know what are the remaining European investors that make up the rest of (unintelligible) — or I’m sorry — Lottomatica.

W. Bruce Turner:	Would you like to talk about that (Brian)?

Angela Wiczek:	De Agostini.

(Brian):	In general we are investor in all our companies — investor of traditional institutional investor. They are not family, not family-owned. They are the fidelity brand — European branch of Fidelity to give you an example — or the typical global investor.

And of course all the — due to the size of the company — and in particular due to the size of the future company — including GTECH, we will have for sure all the investor of the typical institution — (Italian) institutional investor.

Today the base — the investor base of Lottomatica of the free float I would say one-third Italian — little more than one-third Italian one-third American and one-third non-Italian European.

Angela Wiczek:	Will GTECH employees have an opportunity to go to Italy to work or train?

W. Bruce Turner:	(Unintelligible).

Operator:	At this time I would like to remind everyone if you would like to ask a question via the phone please press star then the number one on your telephone keypad.

W. Bruce Turner:	...the, you know, within Italy to provide our services. And, you know, where there are opportunities for us to send people to Italy and work there in Rome (unintelligible) or where there are opportunities for our colleagues from Italy to come here or elsewhere around the world. (We’ll) look at those kinds of things. If it makes sense we’ll do it.

Angela Wiczek:	What impact — either negative or positive — do you believe this will have on U.S. lottery customers?

W. Bruce Turner:	That’s a great question as well. I don’t expect that there will be any negative impact. If you think about the industrial logic it’s pretty clear. And that is we have created the largest company specializing in this business in the world by a factor of almost four times.

We will be able to tell our customers, “Hey we understand. We stand in your shoes every day.” We’ve got a great laboratory in Italy to optimize products in services. We will have an investment grade credit rating, very sound financial footing. We’ve got continuity of management. I don’t anticipate there will be any issues.

Now they — our customers around the world always reserve the right to do the necessary due diligence checks and background checks to make sure that they’re dealing with suitable organizations and people. And Lorenzo and his colleagues have committed to the necessary — I’ll call them the (doctors’) examination — to satisfy those conditions. So.

Angela Wiczek:	Similar question — is there any concern that GTECH shareholders will be (telled) as planned?

W. Bruce Turner:	Well obviously GTECH shareholders, including many of you in the room, must approve the transaction for it to be consummated.

I think that when the full disclosure that comes out in our formal filings with the United States Securities and Exchange Commission are sent out and mailed — there’s a formal process for that; you guys who are shareholders will all get that.

And we can fully describe to our investors the very detailed and rigorous process conducted by the Board of Directors in reviewing all the possible choices and you also recognize that this is the highest price ever achieved by the company in its history, it would be my expectation — personally; this is my personal opinion — that our shareholders would approve the transaction.

Angela Wiczek:	(Unintelligible) what is the size of a VLT opportunity in Italy?

W. Bruce Turner:	Well that’s a great question. It could be substantial. Currently in Italy — for those of you who may not be familiar — the government very recently embarked on a program to take what are the — what’s called the gray machine — the old style (amusement) with prize games — and to connect those all to central systems.

They did that with ten vendors. Maybe we can convince them to do it with one, but they started with ten. Lottomatica was the vendor. We are as well at

GTECH with a partnership with (Cogimat) there. And so we’ve now connected almost 150,000 gaming machines — old style technology — in the Italian marketplace.

And in the very first year — now that they can record how much revenue runs through those 150,000 gaming machines, 10 billion Euros — not bad. Obviously, what we intend to do in concert with the Italian regulator is show them the kind of technology that we have.

Spielo’s done a great job. Gaming Solutions — great job in preparing downloadable gaming technology. We’ve got it now. Obviously the combination of Spielo and Atronic in a wide range of advanced technology gaming machines - we’ve got it.

We will showcase those — or at least seek to with the regulator in Italy — and seek to convince them that it’s time to move to the next stage. And that would be replace the 150,000 Legacy machines in the marketplace with the type of advanced technology that we provide. And they’re — they seem to be interested in that. So for my — our friends up in (Mongton) and (St. Anne Domon), that’s a lot of capacity guys. Get ready. So more opportunity there.

Angela Wiczek:	One more question. Are we employees of GTECH or Lottomatica?

W. Bruce Turner:	They — all of us today with the exception only of a few people in the management ranks will continue to be employees of GTECH, which is the wholly owned subsidiary of Lottomatica.

Angela Wiczek:	Have a question about customers. Are there certain customers that are required to sign off on the deal before it can be completed?

W. Bruce Turner:	We are. We have 13 customers that we will engage in a dialogue — four specific customers, one of which is Rhode Island — to have consent rights for this transaction.

The others are simply our larger customers, including the U.K., around the world. And De Agostini, Lorenzo, and his colleagues have consented to join me on a — effectively on a customer road show that will start fairly soon right after the conference we have upcoming in Mexico.

Angela Wiczek:	A couple of technical questions — is this going to affect our process with regards to CMM and (CMMI) and are we going to pursue this standard and utilize it continuing going forward? Also does Lottomatica subscribe to the (ITLI) — ITIL model?

W. Bruce Turner:	I don’t know the answer to the last part of that question. (Fine) we’ll get back to them on that. The — as far as the — all of the plans we have for CMM, that’s important. That is our stamp and seal of excellence. We will continue to do that on a worldwide scale obviously.

We are distinguished today in that a variety of our software development professionals and those organizations have achieved that standard of excellence. And we’ll keep — we’re going to keep driving down that track to get even better.

Woman:	(Unintelligible).

Man:	Congratulations.

W. Bruce Turner:	Well congratulations to you guys.

Man:	Thank you. Question is, so will we be able to maintain operational independence in our core competencies?

W. Bruce Turner:	Certainly the answer to that is yes. When you look at what Lottomatica does today, they run a commercial lottery. They don’t provide technology services. They don’t build hardware and software products as their primary specialty. So we will continue to do our primary specialty and they will continue to do our — to do theirs.

And where we can bring those competencies together to optimize value we’ll do it. But we’ll keep doing what we do so well. I was right. You guys aren’t shy.

Woman:	We hear that Lottomatica outsources their manufacturing. Is that going to happen for us?

W. Bruce Turner:	That’s not — that is not currently an expectation. Lottomatica — because they don’t build terminals themselves, they’re not a technology company as are we, they buy their technology just like any of our other customers from other parties. You know, unfortunately they’ve already contracted to buy a whole bunch of it from Olivetti or we’d be revving the factory up here pretty quickly. There’ll be more opportunities there but no we don’t expect to change our business model.

Man:	Many U.S. investment banks have been investing in vehicles such as online casinos which are not — as a U.S. company we’re not a label — able to participate in. With the change of ownership will there be new opportunities, being a European company, which at — or new opportunities that you may be salivating at right now that — and are there some of those that you might be telling us about?

W. Bruce Turner:	I salivate over a number of things. I can embarrass my wife big time right now but I won’t. Oh I’m going to be in deep trouble. The — now I’m blushing. The answer to your question is, the online gaming opportunities that are proliferating — particularly in Europe — are targeted — many — much of that is targeted at the U.S. consumer base.

We are still targeting our government customers. We will comply with all appropriate U.S. laws which really prevent us for instance from, you know, building the next party gaming simply because we happen to have new shareholders that are primarily European.

However, at the same time what we do intend to do — as we’re doing now in our joint venture with (Vacal) — we will continue to look at developing content and creative solutions for the cure — online gaming in the interactive channels run by government.

So the internet (model) (unintelligible) the interactive television. That’s all on the target list but we will do it under the government model complying with all appropriate laws around the world.

So we’ll watch the others. And some of that is interesting but we’ve got plenty on our plate without trying to attack what would be considered on the borderline of legalities, which is not something that we can do. Good question though. Anyone else? (Angela) some more?

Angela Wiczek:	Taking into consideration market difference between our current global size, what will be done to create a sense of consistency between our current global profile and a new phase our company will have when the merger is complete?

W. Bruce Turner:	It’s a complex question. I think the most important thing that we will do is to show the face of Lottomatica. The new Lottomatica will be one phase. GTECH will be a wholly owned subsidiary of Lottomatica.

Our customers will only see a stronger company, a more international company obviously when we share our particular competencies with our new colleagues in Italy. And I’m sure that once we consolidate that it’ll all be fine.

Lorenzo is — during the Road Show that we’ve just finished with investors, (it’s been) as he talked to the owners of today’s Lottomatica. He said, “Look at this in simple terms. This is effectively bolting a very large country onto GTECH’s global infrastructure.”

The name that flies on the flag is less relevant in terms of the public company banner. We’ll continue to do everything we’ve always done and we’ll only do it a little better and certainly a little larger.

Any other questions from the...

Angela Wiczek:	Just one more from Italy. The question is, “Will the team in Italy remain in tact? Will that office remain open?”

W. Bruce Turner:	Well we’re going to look at consolidation opportunities. No question about it. We haven’t evaluated anything specific here in its relationship to (Cogimat), our partner there. We’ll do the right thing and certainly I think there’s plenty of opportunity for (unintelligible) continue to grow that business.

Another one? That’s it. Anyone else from (the audience) at all? All right I’ll turn it back to Mr. Sweitzer to close.

Donald R. Sweitzer:	Thank you. That’s the end of our program. Let me just say the additional answer to one of those questions is that Bruce has appointed me head of the Research Training and Restaurant Search in Italy and if anybody wants to volunteer to be on my committee, you know, just let me know and we’ll see if we can get a field trip going some time soon.

Let me say thanks to everybody — everybody that’s on the website and on the hook-up that we’ve had here. I think this was very helpful.

Lorenzo welcome to Rhode Island and we’re happy to hear that you feel comfortable here in this very unique state. Lorenzo (unintelligible) Rhode Islanders to know, is going to meet with all of our (political) leadership. He’s going to the State House to meet with the Governor. He’s going to see the Mayor and see the various other leaders in the state and introduce himself and the company. The — who are leadership and they’re all very excited to see him.

So thanks to everybody. For those of you here in West Greenwich going back to the (offices), to make it a little bit easier, you can leave by both the patio exits if you want so we don’t have this big bunching up in the hall.

And unless we have something else, which I think we do not, (Angela), the meeting is adjourned. And thanks everybody for being here and welcome Lorenzo.
END

GTECH Corporation and Lottomatica S.p.A. Creating The Leading Global Gaming Company

Legal Disclaimer GTECH has filed or will file a Form 8-K with the Securities and Exchange Commission (the "SEC") regarding the transaction, which includes a copy of the definitive acquisition agreement. All parties desiring details regarding the conditions of this transaction are urged to review the contents of the definitive agreement, which is available at the SEC's website at http://www.sec.gov/. In connection with the proposed acquisition, GTECH will file a proxy statement and other documents with the SEC. We urge shareholders to carefully read the proxy statement and any other documents filed with the SEC when they become available because they contain important information about GTECH, the proposed merger and related matters. A copy of the proxy statement will be sent to shareholders seeking their approval of the proposed merger. Shareholders also will be able to obtain a copy of the proxy statement (when available) and other documents filed by GTECH free of charge at the SEC's web site, http://www.sec.gov, or at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, documents filed by GTECH can be obtained by contacting GTECH at the following address and telephone number: GTECH Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817, Attention: Investor Relations Director, Telephone: 401-392-1000, or from GTECH's website, http://www.gtech.com/. GTECH and its officers, directors and certain other employees may be soliciting proxies from GTECH shareholders in favor of the proposed merger and may be deemed to be "participants in the solicitation" under the rules of the SEC. Information regarding GTECH's directors and executive officers is available in its proxy statement filed with the SEC on June 24, 2005. Other information regarding the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available. This document shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any state or jurisdiction in which such offer would be unlawful. No securities referred to herein will registered under the U.S. Securities Act of 1933, as amended, and therefore no such securities may be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. No securities referred to herein will be publicly offered in the United States. This document is not a solicitation of a proxy from any security holder of GTECH.

Transaction Summary Merger of GTECH and Lottomatica Lottomatica will pay $35 per share to GTECH shareholders Combined companies will have investment grade ratings from S&P and Moody's rating agencies Transaction has been unanimously recommended by GTECH's Board Subject to antitrust regulatory approvals, certain customer consents and assurances, financing and GTECH shareholder approval Expected closing in mid-2006

Profile of Lottomatica S.p.A. Operator of the largest lottery in the world, the Italian "Lotto," and the market leader in the Italian gaming industry Network of nearly 50,000 terminals offering services through its three main business segments - lotteries, sports games and betting, and commercial services Headquartered in Rome with more than 1,000 employees Publicly traded on the Milan stock market: LTO:MI De Agostini Group holds 58% of Lottomatica with the remainder owned by European and U.S. investors

Profile of De Agostini Group .. .. Italian-based, privately-held diversified company established in 1901 and engaged in multiple lines of business throughout Europe Publishing Insurance Media and Communications Games and Services FY 2004 Revenues €5.7 billion FY 2004 EBITDA: €521 million 6,200 employees

Scale and Market Leadership Undisputed leadership in core lottery markets Creating the largest lottery company globally Creating the 2nd largest gaming solutions company globally Ability to leverage commercial services offerings over GTECH networks Significant scale of operations $1.9 billion pro forma 2005 Revenues $850 million pro forma 2005 EBITDA

Bruce Turner expected to become CEO of combined company and continue direct management of GTECH business Jaymin Patel and Walter DeSocio expected to assume additional responsibilities in the combined company and continued management of GTECH business All other current GTECH senior managers expected to retain their positions after closing GTECH lottery operations expected to remain intact GTECH U.S. employees expected to remain in place with no disruption of benefits Continuity of Management & Operations

GTECH Corporation and Lottomatica S.p.A. Creating The Leading Global Gaming Company